

**Alex Katz** (b. 1927)

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With Katz's highly acclaimed retrospective currently on view at the Guggenheim in New York, we are excited to have privately acquired this characteristic painting which features Katz's most iconic subject, his wife and muse, Ada Katz.

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Initial Offering Price

$1,554,000

Offering Circular

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Similar Sales | Record Price | Repeat Sales


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Price Appreciation of Similar Works

11.4%

Sharpe Ratio — watch video

| | |
|---|---|
| Alex Katz | ▲0.53 |
| All Art | 0.28 |
| S&P 500 | 0.56 |

**40%** Progress

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WHY WE LIKE THIS PAINTING

MASTERWORKS

- At 95 years old, Alex Katz is one of the most influential American figurative painters living today. He could be thought of as our generation's Andy Warhol.
- Katz's works continue to be widely celebrated in his late career and a major retrospective exhibition titled "Alex Katz: Gathering" recently opened at the Solomon R. Guggenheim Museum in New York City on October 21, 2022.
- Our acquisitions team has reviewed almost 200 examples of work by Alex Katz from around the world, some of which are priced in excess of $1 million. Of these 200 works, this is the fourth one we have selected to be offered on the Masterworks platform.
- Executed in 1994, the Painting depicts the artist's wife Ada, his muse and most frequent subject. Over the course of their sixty year marriage, Katz has painted Ada over 200 times and has likened her to Dora Maar, Picasso's well-known muse and lover.
- Portraits of Ada command top prices at auction, and as of November 14, 2022, account for seven of the artist's top ten price records. "East Interior" (1979), an earlier though similarly sized half-length portrait of Ada, sold for $2,530,500 in May 2022 and is currently Katz's third top price record at auction.
- While depictions of Ada from the 1970s are particularly desirable, examples from the late 1980s and 1990s, similar to the Painting, have performed well in recent years. These include "January 2" (1992), which sold for $1,700,000 in November 2019 and "Dark Glasses" (1989), sold for $1,220,000 in May 2019.

*Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.*



| 2021 Auction Sales | 2021 Number of Lots Sold |
|---|---|
| $10,514,267 | 221 |

# ALEX KATZ

b. 1927, UNITED STATES

Oil on linen | 90 × 66 in. (229 × 168 cm.)

Alex Katz is an influential American figurative painter notable for his portrayal of scenes from the daily life of his friends and family.



**$1,554,000**

INITIAL OFFERING

**11.4%**

HISTORICAL APPRECIATION OF SIMILAR WORKS[1]

The Painting is a characteristic example of Alex Katz's signature style, which employs flattened forms and a simplification of details to create stylized compositions. Executed in 1994, the Painting depicts the artist's wife Ada, his muse and most frequent subject. Over the course of their sixty year marriage, Katz has painted Ada over 200 times and has likened her to Dora Maar, Picasso's well-known muse and lover. Depicted in a bust-length format, Ada addresses the viewer with a contemplative gaze and wears a bright pink kimono, created by American fashion designer Issac Mizrahi. Ada occupies a seafoam green background with gestural white bands reminiscent of wave crests. The Painting's juxtaposition of his signature crisp, detached depiction of Ada, alongside a more atmospheric rendering of an implied landscape, encapsulate the artist's distinct aesthetic. This emphasis on execution, or style, is paramount for Katz. Portraits of Ada command top prices at auction, and as of November 14, 2022, account for seven of the artist's top ten price records. *East Interior* (1979), an earlier though similarly sized half-length portrait of Ada, sold for $2,530,500 at Sotheby's, New York, on May 19, 2022 and as of November 14, 2022, is currently Katz's third top price record at auction. While depictions of Ada from the 1970s are particularly desirable, examples from the late 1980s and 1990s, similar to the Painting, have performed well in recent years, including: *January 2* (1992), which sold for $1,700,000 at Sotheby's, New York, on November 15, 2019 and *Dark Glasses* (1989), which sold for $1,220,000 at Sotheby's, New York, on May 17, 2019. The Painting's subject, scale, and execution make it a commercial and desirable work by Alex Katz.

Alex Katz has been the subject of numerous solo exhibitions of both prints and painted portraits at notable institutions such as the Brooklyn Museum of Art and the Metropolitan Museum of Art in New York City, as well as the National Portrait Gallery in Washington, D.C. In 1986, the Whitney Museum of American Art in New York City curated a mid-career retrospective of Katz's work, which featured *Blue Umbrella II* (1972). Katz's works continue to be widely celebrated in his late career and a major retrospective exhibition titled "Alex Katz: Gathering" opened at the Solomon R. Guggenheim Museum in New York City on October 21, 2022. His work is also featured in the permanent collections of the Museum of Modern Art in New York, The Art Institute of Chicago, the Hirshhorn Museum and Sculpture Garden at the Smithsonian Institution and the National Gallery of Art in Washington, D.C., as well as in numerous international collections, such as the Tate Gallery and the Saatchi Collection in London, among others.

**AS OF NOVEMBER 14, 2022, THE ARTIST'S TOP TEN AUCTION RECORDS HAVE ALL BEEN SET IN THE LAST THREE YEARS AND ARE LED BY THE AFOREMENTIONED SALE OF *BLUE UMBRELLA I* (1972), FOLLOWED BY *THE RED BAND* (1978) WHICH SOLD FOR $3,166,000 AT SOTHEBY'S, NEW YORK, ON OCTOBER 28, 2020, AND *EAST INTERIOR* (1979), WHICH SOLD FOR $2,530,500 AT SOTHEBY'S, NEW YORK, ON MAY 19, 2022.**

AUCTION RESULTS FOR SIMILAR WORKS[2,3]


$3.0M
$2.3M
$1.5M
$0.8M
1991
1994
1996
1999
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2008
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2020
2022

Alex Katz (b. 1927, Brooklyn, NY) is an influential American figurative painter notable for his portrayal of scenes from the daily life of his friends and family. At eighteen, Katz joined the Navy in order to avoid being drafted into World War II, which by 1945, was coming to an end. His service concluded a year later and he was accepted into the fully funded tuition program for art and architecture at The Cooper Union in Manhattan. In the summer of 1949, Katz was introduced to plein air painting at the Skowhegan School of Painting and Sculpture in Maine, a method of painting outdoors, where he painted directly from his life for the first time. The flattened portraiture style for which Katz is best known, began to emerge around 1957, when he met Ada, his second wife and lifelong muse. Katz's style further developed throughout the 1960s into the artist's unique sense of figuration, which took a nod from the visual language of billboard ads, film, and television. Katz often cropped portraits in unexpected ways, repeated figures, and painted in flat shapes and broad strokes on a large scale.





ALEX KATZ



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

3. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Alex Katz with the following criteria: canvas paintings executed 1970 to present, that measure 40 inches by 40 inches to 120 inches by 120 inches, and that to the best of our ability to determine, depict single portraits of Ada Katz with her face fully or mostly visible. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 11.4% CAGR implied from selected sales occurring from November 19, 1992 to May 19, 2022. Excluding paintings executed during the 1970s, the realized prices have increased at an estimated 9.8% CAGR implied from selected sales occurring from May 5, 1993 to November 15, 2019.

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